INVESTORS BANCORP, INC. AND AMERICAN BANCORP OF NEW JERSEY,
INC. RECEIVE APPROVALS TO PROCEED WITH MERGER AND
ANNOUNCE DATES OF AMERICAN BANCORP’S ANNUAL MEETING OF
SHAREHOLDERS AND ELECTION PERIOD
Short Hills, N.J. and Bloomfield, N.J. — April 14, 2009 — Investors Bancorp, Inc. (NASDAQ: ISBC) and American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) jointly announced today that they have received all necessary regulatory approvals to proceed with the acquisition of American Bancorp by Investors Bancorp.
American Bancorp also announced that all proxy materials for its annual meeting of shareholders to be held on May 19, 2009 were mailed to American Bancorp shareholders on or about April 13, 2009. Matters to be addressed by shareholders at that meeting include the acquisition of American Bancorp of New Jersey, Inc. by Investors Bancorp, Inc. The shareholder record date for the annual meeting is March 31, 2009.
American Bancorp has separately mailed to its stockholders the election materials relating to its acquisition by Investors Bancorp. Shareholders can complete and return these materials as instructed to elect their preferred form and allocation of merger consideration — between cash, Investors Bancorp, Inc. stock, or a combination thereof — which will be exchanged for their American Bancorp common stock. American Bancorp stockholders have until May 18, 2009 to return their election materials. All cash and stock elections are subject to the allocation and pro-ration procedures as described in the Proxy Statement/Prospectus dated April 10, 2009.
About Investors Bancorp
Investors Bancorp, Inc. is the holding company for Investors Savings Bank, a New Jersey chartered savings bank which operates from its corporate headquarters in Short Hills, New Jersey, and fifty-three branch offices located in Essex, Hunterdon, Middlesex, Monmouth, Morris, Ocean, Somerset, Union and Warren Counties, New Jersey.
About American Bancorp of New Jersey
American Bancorp of New Jersey, Inc. is a New Jersey corporation organized in May 2005 for the purpose of being the holding company for American Bank of New Jersey, a federally-chartered stock savings bank. American Bancorp maintains its headquarters and one full service bank branch in Bloomfield, New Jersey with four additional branch locations in Cedar Grove, Verona, Nutley and Clifton, New Jersey.
Forward-Looking Statements
This press release contains forward-looking statements with respect to Investors Bancorp, Inc. and American Bancorp of New Jersey, Inc. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans.
Contact: Investors Bancorp, Domenick Cama, EVP and Chief Operating Officer, (973) 924-5105 or American Bancorp of New Jersey, Eric Heyer, SVP and Chief Financial Officer, (973) 748-3600.